AMENDMENT NO.1
dated as of
October 3, 1994
to
Stock and Asset Purchase Agreement
dated as of
July 18, 1994
among
Digital Equipment Corporation,
Quantum Corporation,
and
Quantum Peripherals (Europe) S.A.




WHEREAS Digital Equipment Corporation ("Seller"), Quantum
Corporation ("Buyer") and Quantum Peripherals (Europe) S.A. have entered into a Stock and Asset Purchase Agreement dated as of July 18, 1994 (the "Agreement"); and

WHEREAS, the parties to the Agreement desire to amend and supplement the agreement in certain respects as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:


	Section 1. Definitions. Capitalized terms used herein and not defined shall have the respective meanings set forth in the Agreement.

	Section 2. Amendments. The following sections of the Agreement shall be amended as follows:

	(a)	Section 2.03(i) shall be revised to add the following
at the end of such subsection: "provided that Buyer's obligations under purchase orders and purchase commitments shall be limited to the assumption of the purchase orders and purchase commitments totalling
$286 million summarized on Exhibit AA to this Amendment."

	(b)	Section 2.03(ii) shall be deleted in its entirety.

	(c)	The definition of "Excluded Liabilities" contained in
Section 2.04 shall be amended by deleting the following phrase from the end of clause (vi) thereof: "to the extent that the aggregate liability for warranties for such products assumed by Buyer assumed pursuant to
Section 2.03(ii) exceeds $10,000,000."

	(d)	Section 2.06(a) shall be amended by changing the cash
portion of the Purchase Price from $330,000,000 to $290,000,000 ($190,000,000 in the event that StorageTek shall exercise its right of first refusal pursuant to
Section 2.2 of the RMMI Stockholders' Agreement).

	(e)	Section 2.08(a) shall be amended by adding the
following sentence at the end thereof: "In addition, as another adjustment to the Purchase Price, Seller agrees to pay Buyer the amount, if any, by which the capital expenditures made by Seller related to the Business in the quarter ended October 1, 1994 are less than $29,000,000 ($23,110,000 if the RMMI Shares are
Excluded Assets)."

	(f)	The definition of "Closing Statement" contained in
Section 2.08(b) shall be revised to read in its entirety:

"Closing Statement means a statement of
inventories, property, plant and equipment as of the Closing Date. Inventories shall be calculated, after deducting reserves for shortages, excess and obsolete inventories
(with excess and obsolescence calculated based on the unit forecast underlying the revenue projections dated September 11, 1994;
provided that if Buyer's own forecast as of the Closing Date of the sales of products formerly produced by Seller is higher than the forecast underlying the September 11, 1994 forecast, then such higher forecast shall be used), based upon the lower of (a)
Seller's standard cost, calculated in
accordance with the Accounting Convention and
(b) market not to exceed net realizable
value. Property, plant and equipment shall be calculated in accordance with the Accounting Convention."

	(g)	The definition of "Property, Plant and Equipment
Reference Value" contained in Section 2.08(b) shall be amended to add the following words at the end of such definition: "plus the amount, if any, of the payment in respect of capital expenditures to be made by Seller pursuant to Section 2.08(a) as amended by Amendment
No.1 hereto."

	(h)	The definition of "Target Inventory Reference Value"
contained in Section 2.08(b) shall be amended to read in full as follows: "Target Inventory Reference Value" means $160,000,000 ($158,600,000 in the event that the
RMMI Shares are Excluded Assets)."

	(i)	Section 2.08(c) shall be amended (i) by adding the
following phrase after the words "Accounting
Convention": "(except as to inventories which shall be calculated, after deducting reserves for shortages, excess and obsolete inventories (with excess and obsolescence calculated based on the unit forecast underlying the revenue projections dated September 11, 1994; provided that if Buyer's own forecast as of the Closing Date of the sales of products formerly produced by Seller is higher than the forecast underlying the September 11, 1994 forecast, then such higher forecast shall be used), based upon the lower of (a) Seller's standard cost, calculated in accordance with the Accounting Convention, and (b) market not to exceed net realizable value"; (ii) by adding the following phrase after the words "Property, Plant and Equipment
Reference Value": "and of the capital expenditures made by Seller related to the Business in the quarter ended
October 1, 1994;" and (iii) by adding the words "and
Seller's accountants and employees" in lieu of the word
"accountants" after the word "Buyer's" at the beginning of the last sentence thereof.

	(j)	Section 2.08(d) shall be amended by adding the phrase
"or the calculation of capital expenditures made by Seller" after the words "Property, Plant and Equipment
Reference Value" in the first place where these words appear and "and the calculation of capital expenditures made by Seller" in the second place where these words appear.

	(k)	Section 2.08(e) shall be amended by adding the
following sentence at the end of such section: "In a similar manner, the capital expenditures made by Seller related to the Business in the quarter ended October 1, 1994 shall be reviewed and determined."

	(l)	Section 2.08(f) shall be amended by adding the phrase
"and of the calculation of capital expenditures made by Seller" after the words "Property, Plant and Equipment
Reference Value."

	(m)	Section 2.08(g) shall be amended (i) by adding the
following sentence at the beginning of such section:
"The purchase price adjustment relating to the capital expenditures made by Seller related to the Business in the quarter ended October 1, 1994 shall be estimated by Seller and paid to Buyer by Seller on the Closing Date, subject to adjustment pursuant to the terms of this
Section 2.08." and (ii) by adding the word "other" after the word "Any" at the beginning of the section and (iii) by adding the words "and the calculation of capital expenditures made by Seller" after the words
"Property, Plant and Equipment Reference Value" in each place where these words appear in this section.

	(n)	Section 3.06 shall be deleted in its entirety and the
following provisions shall be inserted in lieu thereof:

			"3.06  Financial Statements; Projections.

				(a)  The Statement of Net Assets
and the unaudited consolidated statement of operations for the Business for the fiscal year ended July 2, 1994, and the unaudited balance sheets and statements of operations for the Subsidiaries and the Batam, Indonesia operations of the Business (on a pro forma basis) as of such date and for such period, attached hereto as Schedule 3.06(a), with such amendments as have been specifically identified in Exhibit BB hereto (which exhibit shall be delivered prior to Closing)(as so amended, the "Financial
Statements" of the Business) report, on a basis consistent with the accounting policies and procedures described in the Accounting
Convention, the financial position of the Business as of the date thereof and its results of operations for the period then ended. This representation shall not survive the Closing."

				(b)  The projections dated
September 11, 1994 for the first quarter of fiscal year 1995 and the forecast of unit sales for the second quarter of fiscal year
1995 attached hereto as Exhibit CC and DD, respectively, were prepared in good faith, and neither the Finance Manager for the Business nor the Vice President, Components
Division, nor the Vice President, Sales and
Marketing, of the Seller believes that such projections and forecast are materially incorrect or overstated, it being understood that projections and forecasts of this nature are not guarantees of future performance.
This representation shall not survive the Closing."

The parties agree that no representation shall be deemed to have been made as of the date of the Agreement under Section 3.06, or
Section 3.22 as it relates to Section 3.06, that this new
Section 3.06 (and Section 3.22 as it relates to Section 3.06) speaks only as of the Closing Date, and that neither this new
Section 3.06 or Section 3.22 as it relates to Section 3.06 shall give rise to any contractual claim, for indemnification or otherwise, under the Agreement, provided that nothing contained herein shall be deemed to limit Buyer's rights or remedies in the case of fraud.

	(o)	The third and fourth sentences of Section 5.04 are
hereby amended and restated in their entirety to read as follows:

In addition, prior to the Closing Date,
Seller and the Subsidiaries shall prepare and deliver to Buyer (i) audited statements of the assets and liabilities of the Business on a carve-out basis as of the end of the fiscal years ending on or about the end of June 1993 and 1994, (ii) audited statements of operations for the Business on a carve-out basis for the fiscal years ending on or about the end of June 1992, 1993 and 1994, (iii) an unaudited statement of the assets and liabilities of the Business on a carve-out basis as of the end of the last full fiscal quarter ending more than 30 days prior to the Closing Date and (iv) unaudited statements of operations for the Business on a carve-out basis for each of the fiscal quarters ending more than 30 days prior to the Closing Date, beginning with the fiscal quarter ending on or about the end of June 1993, in each case in accordance with generally accepted accounting principles. In addition, as promptly as practicable after the Closing
Date, Seller shall provide Buyer, and Buyer shall cooperate with Seller in the preparation of, (x) unaudited statements of operations for the period from July 3, 1994 through the Closing Date, and balance sheets as of the Closing Date, for each of RMMI and the Malaysian Subsidiary, in each case prepared in accordance with the Accounting
Convention, together with an analysis
thereof, and (y) an unaudited statement of operations with respect to the operations of the Business conducted in Batam, Indonesia on a carve-out basis for the period referred to in clause (x) and an unaudited statement of the assets and liabilities of such operations on a carve-out basis as of the Closing Date, in each case in accordance with the Accounting Convention, together with an analysis thereof.

	(p)	Section 5.10 shall be amended (i) to insert the words
", upon request," after the words "Buyer agrees" at the beginning of such section; (ii) to insert the words ", digital linear tape drives and solid state memory devices" after the words "relating to 3 1/2 inch drives" in the first sentence thereof and (iii) deleting the words "50% of" appearing in the first sentence thereof .

	(q)	Section 11.02(a)(i) shall be amended to add the
following phrase at the end of the parenthetical clause at the end of such section: "and excluding the representations contained in Section 3.06, and Section
3.22 to the extent it relates to Section 3.06)."

	(r)	Exhibit I shall be amended to read in full as set forth
on Exhibit I to this Amendment No.1.


	Section 3. Excess Material; Purchases by Seller. Seller hereby commits to purchase, upon the written request of Buyer, disk drives incorporating up to $12 million of excess materials to be purchased by Buyer after October 3, 1994 identified in Seller's Report on Excess Materials dated August 29, 1994, a copy of which is attached as Exhibit EE, as such disk drives are produced during such fiscal year. The purchase price for such disk drives shall be factory cost without profit or gross margin. This commitment shall be in addition to Seller's regular purchases pursuant to the Seller-Buyer Supply Agreement between the parties and shall be excluded from all calculations under such Supply Agreement.

	Section 4. Capital Expenditures. Buyer and Seller agree that the failure by Seller to perform the covenant set forth in
Section 5.08 to adhere to the Capital Expenditure Plan shall not be a condition to the obligations of Buyer under Section 10.02(a) nor serve as a basis for indemnification under Section 11.02.

	Section 5. Amendment of Certain Ancillary Agreements. The forms of certain of the Ancillary Agreements have been modified by agreement of the parties to the Agreement. The delivery of executed forms of these Ancillary Agreements in such modified form at the Closing shall be deemed to constitute the consent of each such party to such amendments and shall satisfy the requirements of Section 10.01(c) of the Agreement. The parties hereto are simultaneously entering into a Supplemental Agreement dated the date hereof addressing certain other issues.

	Section 6. Applicable Law. This Amendment No.1 shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law rules of such Commonwealth.

	Section 7. Section Headings. Section headings are included herein for convenience only and shall be ignored in the construction and interpretation hereof.

	Section 8. Counterparts; Effectiveness. This Amendment No.1 may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment No.1 shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.



	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


					DIGITAL EQUIPMENT CORPORATION

					By:
					Name:
					Title:


					QUANTUM CORPORATION


					By:	/s/ JOSEPH T. RODGERS
					Title: Executive Vice President, Finance
							Chief Financial Officer
							and Secretary


					QUANTUM PERIPHERALS (EUROPE) S.A.


					By:	/s/ JOSEPH T. RODGERS
					Title: Director

EXHIBIT I
NOTE TO SELLER
(SUMMARY OF TERMS)


Obligor:			Quantum Corporation

Amount:			$70 million

Maturity:			180 days from the Closing Date

Interest:			12% per annum, payable quarterly.

Optional Prepayment:	The Note may be prepaid at any time
without premium.

Subordination:		Senior to existing convertible subordinated
debt of Buyer, subordinated to up to
$435,000,000 of senior debt, pari passu with all other debt of Buyer.

Right of Offset:	Seller may offset amounts owed to Buyer under
the Supply Agreement upon a default by Buyer in the punctual payment of principal when due or interest within ten days of the due date.

Covenants:		Covenants regarding additional indebtedness,
limitations on restricted payments and liens;
provided that in any event covenants shall be satisfactory to the banks providing financing in connection with the transaction contem-plated by this Agreement and shall not interfere with:

(i)	conduct of Buyer's business in the
ordinary course;
(ii)	any financing in connection with the
transaction contemplated by this
Agreement;
(iii) maintenance of up to a total of
$635,000,000 of  indebtedness for
borrowed money;
(iv)	any additional equity investment by MKE;
(v)	the capitalization or operations or
business of RMMI;
(vi)	any restructuring of or sale or purchase
of assets by Buyer.


Defaults:			(i)	failure to pay interest and principal
when due (subject to reasonable and
customary cure periods);
(ii)	bankruptcy;
(iii) undischarged and unstayed judgments;
and
(iv)	cross acceleration.

EXHIBIT AA
OPEN PURCHASE ORDER STATUS

EXHIBIT BB
FISCAL YEAR 1994 FINANCIALS

EXHIBIT CC
PROJECTIONS FOR Q1 1995

EXHIBIT DD
Q2 1995 DIGITAL UNIT FORECAST
FOR DISK, TAPE, SOLID STATE DISK DRIVES AND MEDIA

EXHIBIT EE
REPORT ON EXCESS MATERIALS
DATED AUGUST 29, 1994